Exhibit 99.7

CONSENT

I hereby consent to serve as a director of Frank’s International N.V. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

/s/ Bryan Truelove Bryan Truelove

Date: April 23, 2021